Exhibit 99.2

Key Energy Services, Inc.
News Release

For Immediate Release:

Contact: John Daniel

Monday, October 29, 2007

(713) 651-4300

KEY ENERGY ANNOUNCES APPOINTMENT OF ROBERT K. REEVES AS DIRECTOR

HOUSTON, TX, October 29, 2007 — Key Energy Services, Inc. (NYSE: KEG) announced that Robert K. Reeves has joined the Company’s Board of Directors.

Mr. Reeves, age 49, is Senior Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation. From 2004 to February 2007, Mr. Reeves served as Senior Vice President, Corporate Affairs & Law and Chief Governance Officer of Anadarko. Prior to joining Anadarko, he served as Executive Vice President, Administration and General Counsel of North Sea New Ventures from 2003 to 2004, and as Executive Vice President, General Counsel and Secretary of Ocean Energy, Inc. and its predecessor companies from 1997 to 2003.  Mr. Reeves earned his J.D. and B.S. from Louisiana State University.

Commenting on Mr. Reeves’ appointment, Dick Alario, Chairman and CEO, stated, “We are delighted to bring Bobby to the Key Energy Services Board of Directors.  Bobby brings valuable customer insight, having spent most of his career on the exploration and production side.  In addition, his experience with mergers and acquisitions will be valuable as we seek to grow the Company.”

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

1301 McKinney Street, Suite 1800, Houston, TX 77010